Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 57 to the Registration Statement (Form N-1A, No. 033-32476 of our reports dated June 19, 2017 on the financial statements and financial highlights of Deutsche Government & Agency Securities Portfolio and Deutsche Tax-Exempt Portfolio (two of the funds constituting Cash Account Trust) included in each Fund’s Annual Report for the fiscal year ended April 30, 2017.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 24, 2017